EXHIBIT 16


                        Resignation of Robert N. Whitnell




October 16, 2003

John G. Perry, President
Reva, Inc.
127 West Davis Street
Culpeper, VA  22701

Dear Mr. Perry:

This is to confirm that the client-auditor relationship between Reva, Inc. (Commission File Number 000-26235) and Robert N. Whitnell has ceased.

Sincerely,


/s/ Robert N. Whitnell
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Robert N. Whitnell